Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

May 7, 2026

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Ladies and Gentlemen:

We have acted as counsel to Fidelity National Financial, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 filed on the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and/or sale by the Company from time to time of an indeterminate amount of the Company’s senior and/or subordinated debt securities (the “Debt Securities”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus contained within the Registration Statement (the “Prospectus”); (iii) the indenture, dated as of December 8, 2005 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as amended and supplemented by (a) that certain first supplemental indenture, dated as of January 6, 2006 (the “First Supplemental Indenture”), (b) that certain second supplemental indenture, dated as of May 5, 2010 (the “Second Supplemental Indenture”), and (c) that certain ninth supplemental indenture, dated as of June 4, 2025 (the “Ninth Supplemental Indenture” and, the Base Indenture, as amended by the First Supplemental Indenture, the Second Supplemental Indenture and the Ninth Supplemental Indenture, the “Indenture”); (iv) that certain form of Subordinated Indenture between the Company and the Trustee (the “Subordinated Indenture”) and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed (i) the valid existence of the Company and (ii) that each of the Company and the Trustee has the requisite organizational power and authority to enter into and perform its obligations, as applicable, under the Indenture and the Debt Securities.

May 7, 2026 Page 2

We have further assumed that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Debt Securities are offered or issued, as contemplated by the Registration Statement; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities offered thereby and will at all relevant times comply with all applicable laws; (iii) the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference; (iv) all Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus, the applicable prospectus supplement and the applicable definitive purchase, underwriting or similar agreement; (v) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto; (vi) any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority will have been issued; (vii) the Subordinated Indenture has been duly authorized and validly executed and delivered by the Company and the other party or parties thereto; (viii) the issuance (including the execution, delivery and performance thereof) and the terms of the Debt Securities and the terms of the offering and sale thereof will have been duly authorized; (ix) the terms of any Debt Securities and their issuance and sale will have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company, and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; (x) the Debt Securities will have been duly executed and authenticated in accordance with the Indenture and any applicable supplemental indenture and issued and sold as contemplated in the Registration Statement or any applicable purchase, underwriting or similar agreement relating thereto; and (xi) the Company will have received the consideration therefor.

Based on and subject to the foregoing, and subject to the qualifications stated herein, we advise you that in our opinion, when (i) the terms of the Debt Securities to be issued under the Indenture and any applicable supplemental indenture or officers’ certificate and their issuance and sale have been duly established in conformity with such Indenture and such supplemental indenture or officers’ certificate; (ii) such supplemental indenture or officers’ certificate has been duly executed and delivered; and (iii) the Debt Securities have been duly executed and authenticated in accordance with the Indenture or the Subordinated Indenture, as the case may be, and any applicable supplemental indenture or officers’ certificate and issued, sold and paid for as contemplated in the Registration Statement, Prospectus and any prospectus supplement relating thereto and in accordance with any applicable definitive purchase, underwriting or similar agreement, then such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

May 7, 2026 Page 3

The opinions expressed herein are limited to the corporate laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP